As filed with the Securities and Exchange Commission on December 18, 2013

Registration Statement Nos. 333-106148; 333-106479; 333-124289; 333-132858;

333-142298; 333-159236; 333-165875; 333-167785; 333-173328;

333-177678; 333-180589; 333-180593; 333-183122; 333-186911

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT NO. 333-106148

FORM S-8 REGISTRATION STATEMENT NO. 333-106479

FORM S-8 REGISTRATION STATEMENT NO. 333-124289

FORM S-8 REGISTRATION STATEMENT NO. 333-132858

FORM S-8 REGISTRATION STATEMENT NO. 333-142298

FORM S-8 REGISTRATION STATEMENT NO. 333-159236

FORM S-8 REGISTRATION STATEMENT NO. 333-165875

FORM S-8 REGISTRATION STATEMENT NO. 333-167785

FORM S-8 REGISTRATION STATEMENT NO. 333-173328

FORM S-8 REGISTRATION STATEMENT NO. 333-177678

FORM S-8 REGISTRATION STATEMENT NO. 333-180589

FORM S-8 REGISTRATION STATEMENT NO. 333-180593

FORM S-8 REGISTRATION STATEMENT NO. 333-183122

FORM S-8 REGISTRATION STATEMENT NO. 333-186911

UNDER

THE SECURITIES ACT OF 1933

Mindspeed Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	01-0616769
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

4000 MacArthur Boulevard, East Tower Newport Beach, California	92660-3095
(Address of Principal Executive Offices)	(Zip Code)

Mindspeed Technologies, Inc. Retirement Savings Plan

Mindspeed Technologies, Inc. 2003 Long-Term Incentives Plan

Mindspeed Technologies, Inc. Directors Stock Plan

Mindspeed Technologies, Inc. 2003 Stock Option Plan

Mindspeed Technologies, Inc. Employee Stock Purchase Plan

Mindspeed Technologies, Inc. Inducement Incentive Plan

Mindspeed Technologies, Inc. 2013 Equity Incentive Plan

Inducement Grants

(Full Titles of the Plans)

John Croteau

President and Chief Executive Officer

Mindspeed Technologies, Inc.

c/o M/A-COM Technology Solutions Holdings, Inc.

100 Chelmsford Street

Lowell, Massachusetts 01851

(Name and Address of Agent For Service)

(978) 656-2500

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Jason Day

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado 80202

(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Mindspeed Technologies, Inc. (the “Company”) is filing these Post-Effective Amendments to remove from registration the unissued and unsold securities registered under the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (the “SEC”), pertaining to the registration of securities issuable under certain employee benefit and equity plans and agreements:

Registration No.	Date Filed with the SEC	Name of Plan or Agreement	Shares
333-106148	June 16, 2003	Retirement Savings Plan	3,750,000
333-106479	June 25, 2003	2003 Long-Term Incentives Plan	10,000,000
		Directors Stock Plan	400,000
333-124289	April 25, 2005	2003 Long-Term Incentives Plan	8,000,000
		Directors Stock Plan	181,114
333-132858	March 30, 2006	Directors Stock Plan	186,934
333-142298	April 23, 2007	2003 Long-Term Incentives Plan	1,300,000
		Directors Stock Plan	671,952
333-159236	May 14, 2009	2003 Long-Term Incentives Plan	2,815,000
		2003 Stock Option Plan	57,481
		Non-Qualified Stock Option Award Agreement (Johnsen inducement grant)	200,000
333-165875	April 2, 2010	Employee Stock Purchase Plan	500,000
		Directors Stock Plan	150,000
		Inducement Grants	190,000
333-167785	June 25, 2010	Non-Qualified Stock Option Award Agreement (Garcia inducement grant)	30,000
		Restricted Stock Award Agreement (Garcia inducement grant)	15,000
333-173328	April 6, 2011	2003 Long-Term Incentives Plan	3,019,284
333-177678	November 3, 2011	Non-Qualified Stock Option Award Agreement (Ananias inducement grant)	40,000
		Restricted Stock Award Agreement (Ananias inducement grant)	100,000
333-180589	April 5, 2012	Employee Stock Purchase Plan	800,000
333-180593	April 5, 2012	Inducement Incentive Plan	500,000
333-183122	August 7, 2012	Retirement Savings Plan	600,000
333-186911	February 27, 2013	2013 Equity Incentive Plan	8,837,593

On December 18, 2013, pursuant to an Agreement and Plan of Merger, dated as of November 5, 2013, among the Company, M/A-COM Technology Solutions Holdings, Inc., a Delaware corporation (“Parent”), and Micro Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), Acquisition Sub merged with and into the Company, with the Company surviving as a direct wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold as of the date of the Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport Beach, State of California, on the 18th day of December, 2013.

MINDSPEED TECHNOLOGIES, INC.

By:	/s/ John Croteau
John Croteau
President and Chief Executive Officer

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.